Exhibit 4(2).1
AMENDMENT NO. 1

DATED AS OF December 30, 2005

TO MASTER FISCAL AGENCY AGREEMENT,

DATED AS OF FEBRUARY 16, 2001

BETWEEN

THE STATE OF ISRAEL

AND

THE BANK OF NEW YORK

WHEREAS, the parties wish to amend the Master Fiscal Agency Agreement, dated as of February 16, 2001 (the “Agreement”), in respect of the Procedures on Issuance of the Bonds to which the Agreement applies;

NOW THEREFORE, in accordance with Section 8.2 of the Agreement, the parties hereto hereby agree as follows:

1.           Terms used and not otherwise defined herein shall have the meaning as provided in the Agreement.

2.           Section 3.1.g of the Agreement is hereby amended and restated to read in full as follows:
“Each Friday, the Fiscal Agent shall transfer the subscription funds in respect of which Bonds were issued through the close of the business day on the preceding Thursday, together with any earnings thereon, into an account to be designated by the State. Pending such transfer, the Fiscal Agent shall hold such funds in an interest bearing account for the benefit of the State.”

3.           Article VIII of the Agreement is hereby incorporated mutatis mutandis.

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IN WITNESS WHEREOF, the State has caused this Amendment to the Master Fiscal Agency Agreement to be signed in its behalf by its Chief Fiscal Officer and the Deputy Chief Fiscal Officer of the Ministry of Finance for the Western Hemisphere thereunto duly authorized, and the Fiscal Agent has caused this Agreement to be signed by its President or Vice President, attested by its Secretary or Assistant Secretary.

STATE OF ISRAEL

BY:  /s/Zvi Chalamish
Chief Fiscal Officer of the
Ministry of Finance for the
Western Hemisphere

BY:  /s/Ran Alon
Deputy Chief Fiscal Officer
of the Ministry of Finance
for the Western Hemisphere

THE BANK OF NEW YORK

BY:  /s/Fredrick W. Clark
Name: Fredrick W. Clark
Title: Vice President

Attest:

                         /s/Luis Perez
Assistant Vice President